EXHIBIT 3

Sun Life Financial Inc.

Renewal Annual Information Form
For the Year Ended December 31, 2003

February 17, 2004

Presentation of Information

Sun Life Financial Inc. (SLF Inc.) became the publicly traded holding company of Sun Life Assurance Company of Canada (Sun Life Assurance) on the conversion of Sun Life Assurance from a mutual insurance company to an insurance company with share capital on March 22, 2000. In this Annual Information Form (AIF), the terms “Sun Life Financial” and the “Company” refer, at all times after the demutualization, to SLF Inc. and its consolidated subsidiaries and joint ventures and, at all times prior to the demutualization, to Sun Life Assurance and its consolidated subsidiaries and joint ventures.

Unless otherwise indicated, all information in this AIF is presented as at and for the year ended December 31, 2003 and amounts are expressed in Canadian dollars. Financial information is presented in accordance with Canadian generally accepted accounting principles (GAAP) including the accounting requirements of the Office of the Superintendent of Financial Institutions.

Documents Incorporated by Reference

The following documents are incorporated by reference into this AIF: (i) SLF Inc.’s Management’s Discussion and Analysis for the year ended December 31, 2003 (Management’s Discussion and Analysis), and (ii) SLF Inc.’s Consolidated Financial Statements and accompanying notes for the year ended December 31, 2003 (the Consolidated Financial Statements). These documents have been filed with applicable securities regulators in Canada and may be accessed at www.sedar.com and have also been filed with the Securities and Exchange Commission in the United States.

Forward-looking Statements

Some of the statements contained or incorporated by reference in this AIF, including those relating to Sun Life Financial’s strategies and other statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” or similar expressions, are forward-looking statements within the meaning of securities laws. Forward looking statements include, without limitation, the information concerning possible or assumed future results of operations of Sun Life Financial as set forth under “General Development of the Business” and “Business of Sun Life Financial”. These statements are not historical facts but instead represent only Sun Life Financial’s expectations, estimates and projections regarding future events.

The forward-looking statements contained or incorporated by reference in this AIF are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. The future results and stockholder value of Sun Life Financial may differ materially from those expressed in the forward looking statements contained or incorporated by reference in this AIF due to, among other factors, the matters set forth under “Risk Factors” on pages 21 to 26 of this AIF and the factors detailed in Sun Life Financial’s other filings with Canadian and U.S. securities regulators, including the factors detailed in Sun Life Financial’s annual and interim management’s discussion and analysis, and the annual and interim financial statements and the notes thereto. Sun Life Financial does not undertake any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this AIF or to reflect the occurrence of unanticipated events, except as required by law.

Table of Contents

	Page Reference

		Incorporated by Reference from

	Annual	Management’s	Consolidated
	Information	Discussion and	Financial Statements
	Form	Analysis	and Notes

CORPORATE STRUCTURE	1
GENERAL DEVELOPMENT OF THE BUSINESS	2	4-5	12-15
BUSINESS OF SUN LIFE FINANCIAL	4
Consolidated Results of Operation		10-13
Sun Life Financial Canada		14-20
Sun Life Financial United States		21-27
MFS Investment Management		28-30
Sun Life Financial Asia		31-33
Sun Life Financial United Kingdom		34
Corporate Capital		35
Risk Management		36-39
Investments		45-48

SELECTED CONSOLIDATED FINANCIAL INFORMATION	7
Financial Highlights		1
Consolidated Results of Operations – Earnings and Earnings Per Share		10
Consolidated Statements of Operations			2
Consolidated Balance Sheets			3
Consolidated Statements of Equity			4
Consolidated Statements of Cash Flows			5
Consolidated Statements of Changes in Segregated Funds Net Assets			6
Consolidated Statements of Segregated Fund Net Assets			6
Notes to Consolidated Financial Statements			7-49
Financial Results Under U.S. GAAP			38-48
Segmented Information			15-16
Quarterly Information		1
Shareholder Dividends		5 and 51	4
Capital Structure		50-51	29-31

MANAGEMENT’S DISCUSSION AND ANALYSIS	7	1-54
MARKET FOR SECURITIES	7
ASSET-BACKED SECURITIES	7	52	21-22
TRANSFER AGENTS	7
DIRECTORS AND EXECUTIVE OFFICERS	8
REGULATORY MATTERS	12
RISK FACTORS	21
ADDITIONAL INFORMATION	26

CORPORATE STRUCTURE

Incorporation

     Sun Life Financial Inc. (SLF Inc.), formerly known as Sun Life Financial Services of Canada Inc. prior to a name change pursuant to Letters Patent of Amendment on July 2, 2003, was incorporated under the Insurance Companies Act (Canada) (the Insurance Act) on August 5, 1999. On the completion of the demutualization of Sun Life Assurance Company of Canada (Sun Life Assurance) on March 22, 2000, SLF Inc. became the holding company which holds directly all the outstanding shares of Sun Life Assurance. In this Annual Information Form (AIF), the terms “Sun Life Financial” and the “Company” refer, at all times after the demutualization, to SLF Inc. and its consolidated subsidiaries and joint ventures and, at all times prior to the demutualization, to Sun Life Assurance and its consolidated subsidiaries and joint ventures.

     Sun Life Assurance was incorporated by a Special Act of Parliament of Canada in 1865. Sun Life Assurance was converted into a mutual company through a process that was completed in 1962 under the provisions of the Canadian and British Insurance Companies Act, R.S.C 1952, c. 31. The Special Act of Sun Life Assurance, as amended, was replaced in 1992 by amending letters patent issued under the Insurance Act. Sun Life Assurance was converted on its demutualization from a mutual insurance company to a stock insurance company pursuant to letters patent of conversion issued under the Insurance Act on March 22, 2000. On May 29, 2002, SLF Inc. acquired Clarica Life Insurance Company (Clarica). On December 31, 2002, Clarica was amalgamated with Sun Life Assurance and the amalgamated company operates under the legal name of Sun Life Assurance Company of Canada.

     Sun Life Financial traces its roots in Canada back to 1865, in the United States to 1895, in Asia to 1892, and in the United Kingdom to 1893. SLF Inc.’s corporate office is located at Sun Life Tower, 150 King Street West, Toronto, Ontario, Canada M5H 1J9. Sun Life Financial’s principal office in Canada is located at 227 King Street South, Waterloo, Ontario, Canada, N2C 4C5, its principal office in the United States is located at One Sun Life Executive Park, Wellesley Hills, Massachusetts, U.S.A. 02481, its regional headquarters for Asia are located at Two Pacific Place, 88 Queensway, Hong Kong, and its principal office in the United Kingdom is located at Basing View, Basingstoke, United Kingdom RG21 4DZ.

Principal Subsidiaries and Significant Equity Investments

     Sun Life Financial offers wealth management and protection products and services (as described under “Business of Sun Life Financial”) through direct and indirect subsidiaries and joint ventures in Canada, the United States, the United Kingdom, Hong Kong, the Philippines, India, China and Bermuda. The corporate structure of SLF Inc., including its principal direct and indirect subsidiaries (with the jurisdiction of incorporation of each indicated in italics), and significant equity investments is shown below. Unless otherwise indicated, all principal subsidiaries are 100 per cent owned.

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GENERAL DEVELOPMENT OF THE BUSINESS

Overview

     Sun Life Financial experienced significant growth during the period between 1998 and 2003. Assets under management and revenue experienced compound annual growth rates of 7 per cent and 10 per cent, respectively during the period. Sun Life Financial’s growth strategy is to balance the higher long-term growth prospects of wealth management with the stability of protection earnings.

     The recent growth of Sun Life Financial reflects several trends that have generally impacted the financial services industry. The first trend is the maturing of the protection market in North America. In Canada and the United States, Sun Life Financial has been shifting the focus of its protection business towards universal life and other non-participating products as a result of increasing demands for these products. In Asia, Sun Life Financial has been focusing on emerging markets offering significant long-term growth opportunities.

     The second trend has been the growing need for wealth accumulation products, including annuities, group pensions and mutual funds, driven by the increasing concern of individuals outliving their assets. Sun Life Financial has benefited from this trend towards wealth management by being a strong, well-established provider of these products in Canada and the United States. Sun Life Financial is also expanding its wealth management operations in the Philippines and India.

     The Company believes that transparency of financial and other key information is critically important to establish and maintain the confidence of its stakeholders in the Company’s operating integrity and financial strength. In 2003 the Company established a Disclosure Committee which will play a key role in ensuring the quality of stakeholder information. The Disclosure Committee is supported in its role by disclosure review and attestation processes in each of its business segments.

     The recent mergers and acquisitions in Canada will drastically change the competitive landscape as the top four players will control more than two thirds of virtually all life insurance markets in Canada. Among other effects, these combinations are causing certain major group insurance clients to hold off purchase decisions. Being the first among the major competitors to complete integration efforts allows Sun Life Financial to increase its focus on the development of new products and services, so that it is in a strong position to compete for new business.

     In June 2003, U.S. Treasury bond yields dropped to the lowest levels in 40 years. The low interest rate environment adversely affected the Company’s fixed annuity business in the U.S., as the net spread between interest earned on investments and interest credited on the annuities was reduced (spread compression). Management has taken measures to mitigate the issue by lowering crediting rates and reducing commissions at the expense of short-term market share.

     During 2003, the Company integrated the annuity distribution platforms of MFS Investment Management (MFS) and the U.S. operations of Sun Life Financial (SLF U.S.) through the formation of MFS/Sun Life Financial Distributors, Inc. (MFSLF). The creation of this integrated distribution company will enable both entities to focus their marketing efforts and achieve economies of scale. For longer term revenue and earnings growth the Company is making strategic investments in India and China, as well as expanding operations in existing markets in Asia.

     On February 5, 2004, MFS, its Chief Executive Officer, John Ballen, and its President, Kevin Parke, reached settlements with federal and state regulators related to administrative proceedings against them alleging false and misleading information in certain MFS fund prospectuses regarding market timing and related issues. Under the terms of the settlements, MFS and the executives neither admitted nor denied wrongdoing.

     As part of the settlement with the United States Securities and Exchange Commission (SEC), MFS agreed to pay US$225 million to compensate certain fund shareholders, of which US$50 million is a penalty, and agreed with the New Hampshire Bureau of Securities Regulation to pay an administrative fine in the amount of US$1 million. The Company recorded a $211 million after-tax charge to income in the fourth quarter of 2003 in connection with the SEC and New Hampshire settlements. MFS further agreed with the Attorney General of the State of New York (NYAG) to reduce fees on the funds it advises by approximately US$25 million annually over the next five years. Messrs. Ballen and Parke agreed with the SEC to suspensions for nine and six months,

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respectively, other restrictions on their employment for a three year period, and to pay approximately US$315,000 each, including US$250,000 in penalty.

     Robert Pozen, a former Vice Chairman of Fidelity Investments and John Olin Visiting Professor at Harvard Law School, has been appointed Chairman of MFS. Robert J. Manning, has been named Chief Executive Officer, President and Chief Investment Officer of MFS. Mr. Manning, who joined MFS in 1984, is a member of the Management Committee and the Board of Directors of MFS and served as Chief Fixed Income Officer since 2001.

     In addition to steps MFS had previously adopted to reinforce its frequent trading policies and procedures, MFS agreed to undertake a number of other governance reforms, including retaining an independent compliance consultant, creating an internal compliance controls committee, establishing a code of ethics oversight committee, and hiring a corporate ombudsman.

     In November 2003, the SEC and Morgan Stanley DW, Inc. (Morgan Stanley) settled an enforcement action against Morgan Stanley relating to the receipt of fees from certain mutual fund companies in return for preferred marketing of their funds. MFS was one of the 14 fund companies reported to be on Morgan Stanley’s preferred list. As a result, MFS has been under investigation by the SEC relating to its directed brokerage and revenue-sharing arrangements with various distributors of its products, including Morgan Stanley. MFS is cooperating with the SEC’s investigation, which is ongoing.

     In addition, certain of the Company’s subsidiaries have received requests for information from the SEC and other regulators in connection with enquiries into directed brokerage and revenue-sharing arrangements and are responding to these requests.

     As part of an industry-wide investigation of variable insurance product sponsors, certain subsidiaries of the Company received requests from the SEC for information regarding practices with respect to sub-account “market timing” practices with respect to receiving and processing exchange orders from contract owners, and oversight of such activities in separate accounts. The Company has responded to the SEC’s request.

     See also the “Risk Factors – Investigations into U.S. Investment Industry” on page 22 of this AIF.

Acquisitions, Disposals and Business Combinations

     Sun Life Financial maintains an ongoing program of assessing its businesses and corporate strategies in order to optimise the use of capital and enhance shareholders’ value.

     Details of Sun Life Financial’s 2003 business development activities are discussed on pages 4 to 5 of SLF Inc.’s 2003 Management’s Discussion and Analysis and financial details of acquisitions and disposals are discussed on pages 12 to 15 of SLF Inc.’s 2003 Consolidated Financial Statements, which are incorporated by reference into this AIF

     Following is a brief summary of the Company’s acquisitions, disposals and business combination activities over the past three years:

     C.I. Fund Management Inc.

     On July 25, 2002, Sun Life Financial acquired 71 million common shares of CI Fund Management Inc. (CI), a major Canadian mutual fund manager, in exchange for the all the shares of the Company’s Canadian mutual fund subsidiaries, Spectrum Investment Management Limited and Clarica Diversico Ltd. Including this transaction, the Company’s economic interest in CI was 31.7% on July 25, 2002.

     On March 20, 2003, Sun Life Financial further increased its ownership interest in CI by issuing approximately 2 million common shares of SLF Inc. in exchange for approximately 5 million common shares of CI. As a result of this transaction, Sun Life Financial now owns approximately 34 per cent of the outstanding common shares of CI.

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In the fourth quarter of 2003, CI Fund Management Inc. (CI) acquired Synergy Asset Management Inc. and the Canadian operations of Assante Corporation. Sun Life Financial supported the transaction and maintained its 34 per cent ownership interest in CI by acquiring additional CI common shares for $266 million.

Clarica Life Insurance Company (Clarica)

On May 29, 2002, SLF Inc. acquired Clarica, which was a leading provider of insurance and investment products in the Canadian market. Clarica was amalgamated with Sun Life Assurance on December 31, 2002. The amalgamated company operates under the legal name of Sun Life Assurance Company of Canada.

On January 7, 2003, the Company sold Clarica U.S. Inc., a subsidiary acquired as part of the Clarica acquisition, to Midland National Life Insurance Company after concluding that it was not a strategic fit for the Company’s U.S. operations.

Keyport Life Insurance Company (Keyport)

On October 31, 2001, the Company completed the acquisition of Keyport and Independent Financial Marketing Group, Inc. (IFMG). Keyport was a U.S.-based provider of fixed and variable annuities. IFMG is a distributor of annuities and mutual funds through financial institutions across the United States. The aggregate purchase price for Keyport and IFMG was US$1.7 billion. Keyport was amalgamated with Sun Life Assurance Company of Canada (U.S.) on December 31, 2003.

Sun Life Financial United Kingdom Operations

In March 2001, the Company exited the direct sales force distribution business and stopped selling individual life insurance and pension products to new customers in the U.K. This strategic move allowed Sun Life Financial to focus on realizing the underlying value of its U.K. in-force individual life and pension policies

In December 2001, the Company sold its asset management unit, SLC Asset Management Limited (SLCAM) and in November 2001, the Company sold its banking subsidiary, Sun Bank plc, a United Kingdom bank. The net proceeds from the sales of SLCAM and Sun Bank plc were $242 million and $144 million, respectively.

In March 2002, the Company signed agreements with the Marlborough Sterling group, a U.K.-based software and service provider specializing in financial services sectors, to outsource the administration of its closed book of U.K. individual life and pension business.

On February 28, 2003, the Company sold its U.K. group insurance business to Unum Limited, a U.K. subsidiary of UnumProvident Corporation, as part of its efforts to realize the underlying value of its U.K. operations. Under the sale agreements, Unum Limited acquired the renewal rights to the group life business. For the group income protection business, the business was fully reinsured with Unum Limited effective February 28, 2003 and formally transferred under a Court Scheme effective July 1, 2003.

BUSINESS OF SUN LIFE FINANCIAL

Overview

Sun Life Financial is a leading international financial services organization, providing a wide range of savings, retirement, pension, mutual funds, investment management, and life and health insurance products and services to individual and corporate customers. At December 31, 2003, without reflecting industry mergers and acquisitions closing after December 31, 2003, Sun Life Financial was the largest Canadian life insurance organization based on total assets under management of $359 billion. Sun Life Financial recorded total revenue of $22.1 billion and shareholders’ net income of $1.3 billion for the year ended December 31, 2003. At December 31, 2003, Sun Life Financial had approximately 13,570 employees worldwide and an extensive global distribution network consisting of career sales forces in certain countries, independent insurance agents, investment dealers and financial planners.

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     Sun Life Financial’s operations in Canada, the United States, the United Kingdom and Asia, as well as its risk management policies and investment activities, are described in detail in SLF Inc.’s Management’s Discussion and Analysis, which is incorporated by reference into this AIF.

     Sun Life Financial’s portfolio of products and services by each business segment is summarized in the following table:

Products and Services by Business Segment

	SLF	SLF		SLF	SLF
	Canada	U.S.	MFS	U.K.	Asia

Wealth Management

Individual annuity and savings products	●	●	●	●	●

Group pensions and retirement products	●		●		●

Mutual funds	●		●		●

Asset management services	●	●	●

Protection

Individual life	●	●		●	●

Individual Health	●

Group life and health	●	●		●	●

Reinsurance — life retrocession	●

Wealth Management

     Sun Life Financial’s wealth management operations are conducted primarily in Canada, the United States, and the United Kingdom. It is expanding this business in Asia. Sun Life Financial focuses on meeting the savings and retirement needs of its customers and helping them plan and achieve lifetime financial security. It offers a broad range of wealth management products with fixed income or equity-linked investment features. Fixed income products, including primarily fixed annuities, pensions and group retirement products and services, are less sensitive to market volatility and generate relatively predictable profits. Equity-linked products, including mutual funds, variable annuities and asset management services, are directly driven by market performance and the demand for these products could be adversely affected by market fluctuations. Sun Life Financial’s wealth management operations are well diversified.

Protection

     Sun Life Financial offers protection products and services primarily in Canada, the United States and Asia. In addition, the Company has a run-off block of individual insurance business in its U.K. operations. Sun Life Financial’s protection operations comprise (i) retail insurance, offering a wide range of individual life and health insurance products; (ii) group benefits, offering customized group products to meet the protection needs of employers; and (iii) reinsurance, primarily life retrocession. Sun Life Financial’s individual life insurance products are positioned to provide value-added protection for individual customers. Its group insurance products are custom-designed to fulfill the protection needs of group plan members.

The Wealth Management and Protection Industries

     The global financial services industry is undergoing a period of significant evolution, particularly in North America. The wealth management and protection industries are transforming rapidly in response to demographic shifts, changing customer expectations, changing government regulations, advances in technology

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and increased competition and consolidation in the financial services sector. Throughout 2003, equity markets continued to experience volatility and interest rates remained at historically low levels.

     Demographic shifts, particularly in North America, highlighted by increasing life expectancies and a growing retirement population, have resulted in an increased emphasis on retirement planning and saving, with a focus on inter-generational wealth transfer vehicles. Concerns about the ability of governments to finance traditional sources of retirement income have led consumers to focus on self-directed investments intended to supplement these sources of retirement income. Customers in the insurance and wealth management industries have also grown increasingly sophisticated which, together with a growing desire for self-directed investments, has resulted in a more knowledgeable customer base that is more demanding.

     Changes in the regulation of the financial services industry in North America have reduced the traditional barriers between the banking, insurance and investment industries, heightening competition in these markets. Several of the major Canadian banks have significant operations in securities, wealth management and insurance operations. The Canadian financial services legislation provides a regulatory framework for further convergence of the banking, insurance and investment industries. On June 23, 2003, the government of Canada released a policy paper titled “Response of the Government to Large Bank Mergers in Canada: Safeguarding the Public Interest for Canadians and Canadian Businesses.” This document was prepared in response to reports issued by the House of Commons Standing Committee on Finance and the Senate Standing Committee on Banking, Trade and Commerce on the public interest considerations in reviewing bank mergers. The government announced that it would not accept or consider any merger proposals among large financial institutions until after September 30, 2004. Sun Life Financial’s position on further consolidation in the Canadian financial services industry is outlined in a submission to the Government of Canada dated December 31, 2003 titled Consolidation of the Canadian Financial Services Sector in the Public Interest, and is accessible on Sun Life Financial’s Web site, www.sunlife.com. In the United States, recent consolidation has created larger financial institutions involved in the banking, insurance and investment management businesses, and the enactment of the Gramm-Leach-Bliley Act of 1999, which implements fundamental changes in the regulation of the U.S. financial services industry, may encourage further consolidation.

     Financial services companies, particularly in North America, are increasing their development of multiple distribution channels, including independent third party brokers and financial planners, and making increasing use of electronic communication channels, such as the Internet, to reach customers.

Competition

     The wealth management and protection markets in which Sun Life Financial engages are highly competitive. Sun Life Financial’s competitors include other insurance companies, mutual fund companies, banks, financial planners and other providers. Frequently, competition is on the basis of pricing and ability to provide value-added services to distributors and customers. Among other things, the competition in the wealth management and protection industries throughout the world has resulted in a trend towards the global consolidation of the financial services industry. Within the Canadian market, the pace of consolidation accelerated further following acquisition announcements by two key players. Management believes that Sun Life Financial will increasingly face more competition from large, well capitalized financial services companies in each jurisdiction in which it operates.

     Sun Life Financial intends to sustain its competitive advantage and leadership in the marketplace through its financial strength and high credit ratings, its recognized brand, its product innovation and underwriting expertise, and its quality customer services. The acquisition of Clarica has created a stronger organization in Canada with enhanced products, expanded distribution power, greater management depth and lower cost structures, and has further strengthened Sun Life Financial’s ability to compete successfully at home and in the international marketplace.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

     Selected consolidated financial information for three most recent completed financial years can be found in SLF Inc.’s 2003 Management’s Discussion and Analysis on page 1 under the heading “Financial Highlights”

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and on page 10 under the heading “Consolidated Results of Operations – Earnings and Earnings Per Share”, which are incorporated by reference into this AIF.

MANAGEMENT’S DISCUSSION AND ANALYSIS

SLF Inc.’s 2003 Management’s Discussion and Analysis is incorporated by reference into this AIF and should be read in conjunction with SLF Inc.’s 2003 Consolidated Financial Statements.

ASSET-BACKED SECURITIES

Sun Life Financial issues asset-backed securities from time to time as part of its normal course of business. The details of Sun Life Financial’s asset securitization program are presented on page 52 in SLF Inc.’s 2003 Management’s Discussion and Analysis and on pages 21 to 22 in SLF Inc.’s 2003 Consolidated Financial Statements, which are incorporated by reference into this AIF.

MARKET FOR SECURITIES

The common shares of SLF Inc. are listed on the Toronto (TSX), New York (NYSE) and Philippine (PSE) Stock Exchanges under the ticker symbol of “SLF”.

TRANSFER AGENTS

The transfer agents for SLF Inc. are as follows:

Shareholder’s Country of Residence	Transfer Agent and Location

Canada and the United States	CIBC Mellon Trust Company
PO Box 7010, Adelaide Street Postal Station, Toronto, Ontario, Canada, M5C 2W9

United Kingdom	Capita IRG Plc
Bourne House, 34 Beckenham Road, Beckenham, Kent, United Kingdom, BR3 4TU

Philippines	The Hong Kong and Shanghai Banking Corporation Limited
30/F The Discovery Suites, #25 ADB Avenue, Ortigas Centre, Pasig, Metro Manila, Philippines

Hong Kong	Computershare Hong Kong Investor Services Limited
Rooms 1901-1905, 19th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong

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DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors

     In 2003, the Board of Directors had five standing committees:

1.	Audit Committee
2.	Conduct Review Committee
3.	Risk Review Committee
4.	Management Resources Committee
5.	Governance Committee

     On February 12, 2004, the Board combined the responsibilities of the Audit Committee and the Conduct Review Committee into one committee called the Audit and Conduct Review Committee.

     The following table sets out the directors of SLF Inc. and, for each director, his or her municipality of residence, principal occupation, years as a director, the year in which the term of office expires, and membership on board committees.

Name and
Municipality of	Position with	Principal	Term	Board Committee
Residence	SLF Inc.	Occupation	as Director	Membership

Robert M. Astley Waterloo, Ontario	Director	President, Sun Life Financial Canada	Director since[1]: 2002 *1989 Term expires[2]: 2004	(none)

James C. Baillie Toronto, Ontario	Director	Counsel, Torys LLP	Director since: 2000 Term expires: 2005	Audit Conduct Review Risk Review

William R. Fatt Toronto, Ontario	Director	C.E.O., Fairmont Hotels & Resorts Inc.	Director since: 2001 Term expires: 2004	Management Resources Risk Review

David A. Ganong St. Stephen, New Brunswick	Director	President, Ganong Bros. Limited	Director since: 2002 *1991 Term expires: 2005	Governance Management Resources

Germaine Gibara Montreal, Quebec	Director	President, Avvio Management Inc.	Director since: 2002 *1997 Term expires: 2004	Governance Risk Review

Stanley H. Hartt Toronto, Ontario	Director	Chairman, Citigroup Global Markets Canada Inc.	Director since: 1993 Term expires: 2004	Audit Conduct Review Risk Review

Krystyna T. Hoeg Toronto, Ontario	Director	President & C.E.O., Corby Distilleries Limited	Director since: 2002 *1999 Term expires: 2005	Audit Conduct Review

Idalene F. Kesner Bloomington, Indiana	Director	Chairperson, MBA Program, Frank P. Popoff Chair of Strategic Management, Kelley School of Business, Indiana University	Director since: 2002 *1997 Term expires: 2005	Audit Conduct Review

[1]	“Director since” means the date on which the director first joined the Board of SLF Inc. Where a director served as a director of Sun Life Assurance before the formation of SLF Inc. in 1999, the date on which that director first joined the board of Sun Life Assurance is indicated. Where a director served as a director of Clarica Life Insurance Company prior to the combination transaction with SLF Inc. on May 29, 2002, the date on which that director first joined the board of Clarica is indicated by *.
[2]	“Term expires” means the director’s term expires at the close of the annual meeting in the year shown. At the annual meeting on June 4, 2003 the shareholders approved an Amendment to By-Law No. 1 to change the directors’ term of office from three years to one year. Upon the expiry of the director’s current term of office, he or she will be elected annually.

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John D. McNeil Toronto, Ontario	Director	Chairman, Fairmont Hotels & Resorts Inc.	Director since: 1987 Term expires: 2004	Risk Review

Bertin F. Nadeau Montreal, Quebec	Director	Chairman and C.E.O., GescoLynx Inc.	Director since: 1990 Term expires: 2005	Governance Management Resources

Ronald W. Osborne Toronto, Ontario	Director	Corporate Director	Director since: 1989 Term expires: 2004	Audit Conduct Review Management Resources

Madeleine M. Paquin Montreal, Quebec	Director	President and C.E.O., Logistec Corporation	Director since: 2001 Term expires: 2004	Governance

C. James Prieur Toronto, Ontario	Director	President & C.O.O., SLF Inc. and Sun Life Assurance	Director since: 2002 Term expires: 2004	(none)

Sir Bob Reid London, England	Director	Deputy Governor, Bank of Scotland	Director since: 1997 Term expires: 2004	Audit Conduct Review Risk Review

Donald A. Stewart Toronto, Ontario	Director	C.E.O., SLF Inc. and Sun Life Assurance	Director since: 1996 Term expires: 2004	(none)

William W. Stinson Toronto, Ontario	Director	Chairman SLF Inc. and Sun Life Assurance	Director since: 1985 Term expires: 2004	Governance

W. Vickery Stoughton Los Angeles, California	Director	Chairman & C.E.O., Careside, Inc.	Director since: 1988 Term expires: 2004	Management Resources

     Each director of SLF Inc. has been engaged for more than five years in his or her present principal occupation or in other capacities with the company or organization (or predecessor thereof) in which he or she currently holds his or her principal occupation, except Mr. Astley who, prior to January 2003, was President and Chief Executive Officer of Clarica, Mr. Baillie who, prior to January 2000, was a partner at Torys and Mr. Osborne who, prior to December 2003, was President and Chief Executive Officer of Ontario Power Generation Inc., or its predecessor, Ontario Hydro.

     Messrs. Ganong, Osborne and Stoughton are or have been directors or officers of publicly traded companies which, in the ten years preceding the date of this AIF became bankrupt, made proposals under legislation relating to bankruptcies or insolvencies or were subject to or instituted any proceedings, arrangements or compromises with creditors.

Audit Committee Financial Expert

     SLF Inc.’s board of directors has determined that it has at least one audit committee financial expert serving on its audit committee. Mr. Ronald W. Osborne has been determined to be an audit committee financial expert and is independent, as that term is defined by the New York Stock Exchange’s listing standards. The United States Securities Exchange Commission has indicated that the designation of Mr. Osborne as an audit committee financial expert does not make Mr. Osborne an “expert” for any purpose, or impose any duties, obligations or liability on Mr. Osborne that are greater than those imposed on members of the audit committee and board of directors who do not carry this designation or affect the duties, obligations or liabilities of any other member of the audit committee or board of directors.

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Executive Officers

     The executive officers of SLF Inc. as at the date of this AIF, were as follows:

Name and Municipality of Residence	Position

Donald A. Stewart Toronto, Ontario	Chief Executive Officer
C. James Prieur Toronto, Ontario	President and Chief Operating Officer
Robert M. Astley Waterloo, Ontario	President, Sun Life Financial Canada
Thomas A. Bogart Toronto, Ontario	Executive Vice-President and Chief Legal Officer
David W. Davies Epsom, Surrey, United Kingdom	Managing Director & Chief Executive Officer, Sun Life Assurance Company of Canada (U.K.) Limited
Paul W. Derksen Mississauga, Ontario	Executive Vice-President and Chief Financial Officer
Douglas C. Henck Hong Kong, China	President, Sun Life Financial Asia
Peter G. Pereira Mississauga, Ontario	Executive Vice-President and Chief Information Officer
Robert C. Salipante Wellesley, Massachusetts, USA	President, Sun Life Financial United States

     Each executive officer of SLF Inc. has been engaged for more than five years in his present principal occupation or in other capacities with the company or organization (or predecessor thereof) in which he currently holds his principal occupation, with the following exceptions. Prior to January 2003, Mr. Astley was President and Chief Executive Officer of Clarica. Prior to September 2002, Mr. Davies was Trustee and Advisor for Alba Life, Police Mutual Friendly Society and LAHC, prior to March 2002, he was Chief Executive for Royal National Pension Fund for Nurses, and prior to February 1999, he was a Consultant for the Britannia Life subsidiary of Britannia Building Society. Prior to February 2000, Mr. Derksen was Executive Vice-President and Chief Financial Officer of CT Financial Services Inc. Prior to April 2000, Mr. Henck was Senior Vice-President, AIG Life Division of American International Group, Inc. Prior to January 2004, Mr. Pereira was Chief Information Officer and Vice-President, Information Technology, of Telus Corporation, and prior to January 2002, he was Chief Information Officer and Vice-President, Information Technology and Global Outsourcing, of GE Capital Information Technology Solutions, and prior to January 2001, he was Vice-President, North American SAP, of GE Capital Information Technology Solutions. Prior to February 2003, Mr. Salipante was a private consultant, and prior to April 2002, he was President and General Manager of ING U.S. Financial Services.

     As at December 31, 2003, Sun Life Financial’s directors and executive officers, as a group, owned, directly or indirectly, or had voting control or direction over, 438,196 common shares of SLF Inc., or less than 1 per cent of the total common shares outstanding.

CODE OF ETHICS

     All employees, officers and directors of Sun Life Financial, including the Chief Executive Officer, Chief Financial Officer and Controller, are subject to and are required to annually confirm adherence to the Sun Life Financial Code of Business Conduct. The Code of Business Conduct is available at www.sunlife.com.

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PRINCIPAL ACCOUNTANT FEES AND SERVICES

     For the years ended December 31, 2003 and 2002, the fees paid by Sun Life Financial for audit work performed by Deloitte & Touche LLP were as follows:

	Year Ended December 31

($millions)	2003*	2002*

Audit Services	9.2	8.7
Audit-Related Services	2.1	1.2
Tax Services	1.5	2.3
Other Services	0.3	10.2

*	In order to reflect new SEC reporting guidance, 2003 fees include, and 2002 fees have been restated to include; administrative and out-of-pocket expenses and fees relating to segregated funds (known as separate accounts in the U.S.)

Audit Fees

Audit fees were paid for professional services rendered by the auditors for the audit of Sun Life Financial’s annual financial statements and segregated funds as well as services provided in connection with statutory and regulatory filings.

Audit-Related Fees

Audit-related fees were paid for assurance and related services that are reasonably related to the performance of the audit or review of the annual financial statements and are not reported under the audit fees category above. These services consisted of employee benefit plan audits, special audits in connection with acquisitions, internal control reviews and consultations concerning financial accounting and reporting standards.

Tax Fees

Tax fees were paid for tax compliance, tax advice and tax planning professional services. These services consisted of tax compliance, including the review of original and amended tax returns, assistance with questions regarding tax audits and refund claims, tax advice in connection with acquisitions and tax planning and advisory services relating to domestic and international taxation.

Other Fees

Other fees were paid for products and services other than the audit fees, audit-related fees and tax fees described above.

Audit Committee Approval

Sun Life Financial established a policy requiring pre-approval of services provided by Sun Life Financial’s external auditors in July 2002 and amended and restated the policy in October 2002. Set out below is the amended and restated policy. All fees paid to Sun Life Financial’s external auditors since July 2002 have been approved by Sun Life Financial’s Audit Committee in accordance with the policy in effect at the time. None of the services described in the table above were approved by the Audit Committee pursuant to paragraph (c)(7)(i)(C) of SEC Rule 2-01 of Regulation S-X.

The Company no longer has any engagements with its auditors for services identified in item 3 of the following policy.

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Policy Restricting the Use of the Company’s External Auditors

1.	This policy governs all proposals by the Company or any of its subsidiaries to engage, as a service provider, the external auditor or any of its affiliates, related businesses or associated persons as defined in the Sarbanes-Oxley Act of 2002 (“S-O Act”) (collectively referred to as the “External Auditor”).

2.	The External Auditor will normally be engaged to provide audit and audit-related services, including advisory services related to the External Auditor’s audit and audit-related work such as advice pertaining to internal audit, tax, actuarial valuation, risk management, and regulatory and compliance matters, subject to the prohibitions contained in the S-O Act and in any other applicable laws, regulations or rules. The S-O Act prohibitions are set out in Appendix 1.

3.	Any engagement of the External Auditor for services that would be legally prohibited by the S-O Act and that was in place at the date this policy was initially established may continue in place until such prohibition becomes operative or it is otherwise prohibited by applicable law, regulation or rule. The Controller will maintain a list of such engagements. The Company will not enter into any other such engagements prior to the S-O Act prohibitions becoming operative.

4.	Each engagement of the External Auditor to provide services will require the approval in advance of the Audit Committee of Sun Life Financial Inc. and the audit committee of any affected subsidiary that is itself directly subject to the S-O Act. The Audit Committee may establish procedures regarding the approval process, which will be co-coordinated by the Controller.

5.	The Company and its subsidiaries will not employ or appoint as chief executive officer, chief financial officer, controller, chief accounting officer, appointed actuary, or equivalent position within the Company or subsidiaries, any person who was employed by the External Auditor and who provided any services to the Company or subsidiary at any time during the previous two years.

6.	The Controller is responsible for the application and interpretation of this policy, and should be consulted in any case where there is uncertainty regarding whether a proposed service is, or is not, an audit or audit-related service. The Controller will revise Appendix 1 as required, from time to time, to reflect changes in applicable laws, regulations or rules.

7.	This policy, as amended and restated, is effective from October 30, 2002.

     Appendix 1

     Sarbanes-Oxley Act of 2002 — Prohibition on services

     The External Auditor will be prohibited from providing the following services after the applicable provisions of the S-O Act become operative:

a)	bookkeeping or other services related to the accounting records or financial statements;
b)	financial information systems design and implementation;
c)	appraisal or valuation services, fairness opinions, or contribution-in-kind reports;
d)	actuarial services;
e)	internal audit outsourcing services;
f)	management functions or human resources;
g)	broker or dealer, investment adviser, or investment banking services;
h)	legal services and expert services unrelated to the audit; and
i)	any other service that the Public Company Accounting Oversight Board, to be established under the S-O Act, determines to be impermissible.

REGULATORY MATTERS

     Sun Life Financial is subject to regulation and supervision by governmental authorities in the jurisdictions in which it does business.

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Canada

General

     SLF Inc. and Sun Life Assurance are governed by the Insurance Act. The Insurance Act is administered, and the activities of Sun Life Financial are supervised, by the Office of the Superintendent of Financial Institutions (OSFI). SLF Inc. and Sun Life Assurance have all the powers and restrictions applicable to life insurance companies governed by the Insurance Act. The Insurance Act permits insurance companies to offer, directly or through subsidiaries or through networking arrangements, a broad range of financial services, including banking services, investment counseling and portfolio management, mutual funds, trust services, real property brokerage and appraisal and merchant banking services.

     The Insurance Act requires the filing of annual and other reports on the financial condition of insurance companies, provides for periodic examinations of insurance companies’ affairs, imposes restrictions on transactions with related parties, and sets forth requirements governing certain aspects of insurance companies’ businesses.

     OSFI supervises SLF Inc. on a consolidated basis (including from a capital adequacy perspective) to ensure that it has an overview of activities of SLF Inc. and its consolidated subsidiaries. This consolidated regulation includes the ability to review both insurance and non-insurance activities, whether inside or outside of Canada, conducted by subsidiaries of SLF Inc. and adequate supervisory power to bring about corrective action.

Investment Powers

     Under the Insurance Act, a life insurance company must maintain a prudent portfolio of investments, subject to certain overall limitations on the amount it may invest in certain classes of investments, such as commercial loans, real estate and stocks. Additional restrictions (and, in some cases, the need for regulatory approvals) limit the type of investments which Sun Life Financial can make in excess of 10 per cent of the voting rights or 25 per cent of the equity of any entity.

Minimum Continuing Capital and Surplus Requirements

     The Insurance Act requires Canadian life insurance companies to maintain adequate capital and adequate and appropriate forms of liquidity in relation to their operations. OSFI has established Minimum Continuing Capital and Surplus Requirements (MCCSR). Under MCCSR, a life insurance company is required to maintain an amount of capital which is calculated by reference to, and which varies with, the risk characteristics of each category of on- and off- balance sheet assets and liabilities held by it. The MCCSR calculation involves applying quantitative factors to specific assets and liabilities, as well as to certain off-balance sheet items, based on the following risk components: (i) asset default risk, (ii) mortality/morbidity and lapse risk, (iii) interest margin pricing risk, (iv) changes in interest rate environment risk, (v) segregated fund risk, and (vi) off-balance sheet exposure. The total capital required is the sum of the capital required calculated for each of the six risk components. OSFI uses this total, in conjunction with the amount calculated as available capital, together with other considerations, in assessing the capital adequacy of a life insurance company. OSFI generally expects life insurance companies to maintain a minimum MCCSR of 150 per cent or greater, based on the risk profile of the relevant insurance company. The MCCSR ratios for each of SLF Inc. and Sun Life Assurance as of December 31, 2003 exceeded the levels that would require any regulatory or corrective action.

     The principal elements of available capital include common shares, contributed surplus, retained earnings, reported surplus, unamortized deferred realized and unrealized gains and certain losses on investments not taken into account in the valuation of liabilities, a certain portion of actuarial liabilities related to future policyholder termination dividends, preferred shares, qualifying innovative capital instruments and subordinated debt. Funds raised by a life insurance company through borrowing or issuing securities are treated as different categories of available capital for MCCSR purposes depending on the characteristics of the instrument issued.

     The amount of available capital is then reduced by Sun Life Financial’s goodwill and controlling interests in non-life financial corporations, non-controlling substantial investments in corporations, a portion of negative policy reserves and cash value deficiencies and reserves on reinsurance ceded to unregistered reinsurers. OSFI may require that a higher amount of capital be available for an insurance company, taking into account such factors as the company’s operating experience and diversification of asset or insurance portfolios. OSFI may

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intervene and assume control of an insurance company if it deems the amount of available capital insufficient. MCCSR may be adjusted by OSFI in the future as experience develops, the risk profile of Canadian life insurers changes, and to reflect other risks.

     In September 2003, OSFI indicated that it is developing new capital guidelines for non-operating insurance holding companies. SLF Inc. will be subject to these new guidelines and it is anticipated that Sun Life Assurance will continue to be subject to the MCCSR tests. The guidelines are anticipated to be issued in the first quarter of 2004 and are expected to recommend that the MCCSR test no longer be applied at the consolidated insurance holding company level to assess solvency. In lieu of this measure, OSFI is expected to introduce leverage and servicing ratios to measure capital adequacy.

Restrictions on Dividends and Capital Transactions

     The Insurance Act prohibits the declaration or payment of any dividend on shares of an insurance company if there are reasonable grounds for believing an insurance company is, or the payment of the dividend would cause the company to be, in contravention of MCCSR, and requires an insurance company to notify the Superintendent of Financial Institutions (the Superintendent) of the declaration of a dividend at least 10 days prior to the date fixed for its payment. The Insurance Act also prohibits the purchase for cancellation of any shares issued by an insurance company or the redemption of any redeemable shares or other similar capital transactions, if there are reasonable grounds for believing that the company is, or the payment would cause the company to be, in contravention of MCCSR. Further, any purchase for cancellation of any shares issued by an insurance company or the redemption of any redeemable shares or similar capital transactions is prohibited without the prior approval of the Superintendent.

Restrictions on Ownership

     The Insurance Act contains restrictions on the purchase or other acquisition, issue, transfer and voting of the shares of an insurance company. Pursuant to these restrictions, no person is permitted to acquire any shares of SLF Inc. if the acquisition would cause the person to have a “significant interest” in any class of shares of SLF Inc., without the prior approval of the Minister of Finance of Canada. In addition SLF Inc. is not permitted to record any transfer or issue of shares of SLF Inc. if the transfer or issue would cause the person to have a significant interest in SLF Inc., unless prior approval is obtained from the Minister of Finance of Canada. No person who has a significant interest in SLF Inc. may exercise any voting rights attached to the shares held by that person, unless that prior approval of the Minister of Finance of Canada is obtained. A person has a significant interest in a class of shares where the aggregate of any shares of that class beneficially owned by that person, any entity controlled by that person and any person acting jointly or in concert with that person exceeds 10 per cent of all of the outstanding shares of that class of shares.

     Under the Insurance Act, the Minister of Finance of Canada may approve only the acquisition of a significant interest of up to 30 per cent of any class of non-voting shares and up to 20 per cent of a class of voting shares and provided that the person acquiring those shares does not have direct or indirect influence over SLF Inc. that, if exercised, would result in that person having control in fact of SLF Inc. In addition, the Insurance Act prohibits life insurance companies, including SLF Inc., from recording a transfer or issuing shares of any class to Her Majesty in right of Canada or of a province, an agent of Her Majesty, a foreign government or an agent of a foreign government.

     SLF Inc. is required to continue to control, but not wholly own, Sun Life Assurance. Any shares of Sun Life Assurance that are not owned by SLF Inc. are required to meet the widely held criteria. The 20 per cent limit on voting share ownership and 30 per cent limit on non-voting share ownership apply to the direct and indirect cumulative ownership of Sun Life Assurance, with the effect that no single investor will be able to use the holding company structure to exceed the ownership restrictions.

     On June 23, 2003, the government of Canada released a policy paper titled “Response of the Government to Large Bank Mergers in Canada: Safeguarding the Public Interest for Canadians and Canadian Businesses.” This document was prepared in response to reports issued by the House of Commons Standing Committee on Finance and the Senate Standing Committee on Banking, Trade and Commerce on the public interest considerations in reviewing bank mergers. The government announced that it would not accept or consider any merger proposals among large financial institutions until after September 30, 2004.

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Appointed Actuary

     In accordance with the Insurance Act, the Board of Directors of each of SLF Inc. and Sun Life Assurance has appointed a Fellow of the Canadian Institute of Actuaries as the “Appointed Actuary”. The Appointed Actuary is required to value the consolidated policy liabilities of each of SLF Inc. and Sun Life Assurance as at the end of each period in accordance with accepted actuarial practices, including selection of appropriate assumptions and methods, and provide an opinion as to whether the amount of policy liabilities makes appropriate provisions for all obligations to policyholders and whether the valuation of liabilities is fairly presented in the consolidated financial statements. At least once in each financial year, the Appointed Actuary must meet with the Board of Directors or the Audit Committee to report, in accordance with accepted actuarial practice, on the financial position and the expected future financial condition of SLF Inc. and Sun Life Assurance. The Appointed Actuary is required to report to the Chief Executive Officer and the Chief Financial Officer of each of SLF Inc. and Sun Life Assurance if the Appointed Actuary identifies any matters which, in the Appointed Actuary’s opinion, have material adverse effects on the financial condition of Sun Life Financial.

Provincial/Territorial Insurance Regulation

     Sun Life Financial is subject to provincial regulation and supervision in each of the provinces and territories in Canada in which it carries on business. Provincial insurance regulation is concerned primarily with the form of insurance contracts and the sale and marketing of insurance and annuity products, including the licensing and supervision of insurance producers. Individual variable insurance and annuity products and the underlying segregated funds to which they relate are subject to guidelines adopted by the Canadian Council of Insurance Regulators and incorporated by reference into provincial insurance regulations. These guidelines govern a number of matters relating to the sale of these products and the administration of the underlying segregated funds. The Company is licensed to transact business in all provinces and territories in Canada.

Privacy of Customer Information

     Canadian federal, and some provincial, laws and regulations require financial institutions to protect the security and confidentiality of customer information and to notify customers about their policies and practices relating to their collection and disclosure of customer information and their policies relating to protecting the security and confidentiality of that information. These laws also regulate disclosure of customer information.

Securities Laws

     CI and certain subsidiaries of Sun Life Assurance, including McLean Budden Limited, Clarica Investco Inc. and IQON Financial Inc., certain of their employees or sales representatives and certain of the products offered by these subsidiaries, are registered with provincial and territorial securities commissions and are subject to regulation and supervision under securities laws in each of the provinces and territories of Canada. These registrations may be terminated or suspended for failure to adhere to certain regulatory requirements.

United States

General Regulation at the State Level

     In the United States, each state, the District of Columbia, and U.S. territories and possessions have insurance laws that apply to companies licensed to carry on an insurance business in the jurisdiction. However, the state of domicile of the insurer is the primary regulator of the company. The extent of regulation by the domiciliary jurisdiction varies, but most jurisdictions have laws and regulations governing the financial aspects of insurers, including standards of solvency, reserves, reinsurance, capital adequacy and the business conduct of insurers. In addition, the laws of the various states establish state insurance departments with broad administrative powers to approve policy forms and, for certain lines of insurance, rates, grant and revoke licenses to transact business, regulate trade practices, license agents, require statutory financial statements and prescribe the type and amount of investments permitted. The primary purpose of such regulation by the state insurance departments is for the benefit of policyholders, rather than shareholders. Insurance companies are required to file detailed annual and quarterly financial statements with state insurance regulators in each of the states in which they are licensed, and their business and accounts are subject to examination by such agencies at any time. Regulators have

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discretionary authority, in connection with the continued licensing of life insurance companies, to limit or prohibit the ability to issue new policies if, in their judgement, the regulators determine that an insurer is not maintaining minimum statutory surplus or capital or if the further transaction of business would be detrimental to policyholders. In addition, as part of their routine oversight process, state insurance departments conduct detailed examinations periodically (generally every three to five years) of the books, records, accounts and market conduct of insurance companies domiciled in their states. Market conduct reviews examine, among other things, content of disclosures, illustrations, and sales practices. Examinations are generally conducted in cooperation with the departments of two or three other states under guidelines published by the National Association of Insurance Commissioners (NAIC).

     SLF Inc. is not regulated as an insurance company in the United States but is, as the direct or indirect owner of the capital stock of Sun Life Assurance and other U.S. insurance subsidiaries, subject to the insurance holding company acts of the states in which Sun Life Assurance and its other U.S. insurance subsidiaries are domiciled (or deemed to be commercially domiciled). Most states have enacted legislation that generally requires each insurer that is domiciled therein and that is a member of a holding company system to register with the insurance regulatory authority of that state and, annually, to furnish those authorities certain reports including information concerning capital structure, ownership, financial condition, certain intercompany transactions and general business operations. Sun Life Financial has insurance subsidiaries domiciled in Delaware, Rhode Island and New York. In addition, Michigan is Sun Life Assurance’s “state of entry” and, as such, it is treated as Sun Life Assurance’s state of domicile in the United States for purposes of the insurance holding company laws. Under most states’ holding company laws, all transactions within the holding company system to which the domestic insurer is a party must be fair and equitable and such insurer’s policyholder surplus following any such transaction must be both reasonable in relation to its outstanding liabilities and adequate for its needs. In addition, most states, including Michigan, also require prior notice or regulatory approval of the change of control of the domestic insurer or an entity that controls the domestic insurer and of material intercorporate transfers of assets or other material affiliate transactions to which the domestic insurer is a party. The laws of the states in which Sun Life Financial’s U.S. insurance subsidiaries are domiciled contain similar provisions with respect to such subsidiaries and their affiliates. Generally, under such laws, a state insurance authority must approve in advance the direct or indirect acquisition of 10 per cent or more of the voting securities of an insurance company domiciled in its state.

     Sun Life Assurance is licensed to transact business through its U.S. branch in every state in the United States (except New York, where it is an accredited reinsurer), the District of Columbia, Puerto Rico and the U.S. Virgin Islands. SLF Inc.’s insurance subsidiaries are, collectively, licensed to transact business in all states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

     In recent years, a number of life and annuity insurers have been the subject of regulatory proceedings and litigation relating to alleged improper life insurance pricing and sales practices. Some of these insurers have incurred or paid substantial amounts in connection with the resolution of these matters. In addition, state insurance regulatory authorities regularly make inquiries, hold investigations and administer market conduct examinations with respect to insurers’ compliance with applicable insurance laws and regulations. In addition, state regulatory authorities, industry groups and rating agencies have developed several initiatives regarding market conduct.

Restrictions on Dividends and Capital Transactions

     As a holding company, SLF Inc. depends primarily on the receipt of funds from its operating subsidiaries to pay shareholder dividends and operating expenses. The source of these funds is primarily dividends SLF Inc. receives from its operating companies in Canada, the U.K. and Asia. The inability of its subsidiaries to pay dividends to SLF Inc. in the future may materially impair the ability of SLF Inc. to pay dividends to shareholders or to meet its cash obligations. To the extent dividends are paid by U.S. insurance companies, the insurance holding company system laws and regulations of various states regulate the amount of dividends that a domestic insurance company may pay to its parent without prior regulatory approval. In addition, covenants in surplus notes affect the Delaware domestic insurance company’s ability to pay dividends by requiring it to maintain certain levels of surplus.

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NAIC IRIS Ratios

     The NAIC has developed a set of financial relationships or “tests” known as the NAIC Insurance Regulatory Information System (IRIS) to assist state regulators in monitoring the financial condition of insurance companies and identifying companies that may require special attention or action by insurance regulatory authorities. A second set of confidential ratios, called Financial Analysis Solvency Tracking System, (FAST), are also used for monitoring. Insurance companies generally submit data quarterly to the NAIC, which in turn analyzes the data using prescribed financial data ratios, each with defined “usual ranges”. If an insurance company’s results vary significantly from expected ranges, regulators may make further inquiries. Regulators have the authority to impose remedies ranging from increased monitoring to certain business limitations to various degrees of supervision. For the twelve months ended December 31, 2002, Sun Life Assurance and its U.S. insurance subsidiaries were within the usual ranges for most of the IRIS ratios. Management believes that the ratios which are outside the usual range do not indicate any adverse solvency issues.

Statutory Investment and Other Valuation Reserves

     Under NAIC rules, life insurance companies must maintain an asset valuation reserve (AVR), supplemented by an interest maintenance reserve (IMR). These reserves are recorded for purposes of statutory accounting practices; they are not recorded under the provisions of Canadian GAAP and therefore have no impact on SLF Inc.’s reported results of operations or financial position. These reserves affect the determination of statutory surplus, and changes in such reserves may impact the ability of a U.S. insurance subsidiary to pay dividends or other distributions to its parent and also may impact the amounts required to be maintained in trust by the U.S. branch of Sun Life Assurance. The impact of the AVR, which is a provision for potential asset credit defaults, will depend upon future composition of the investment portfolios of the U.S. branch of Sun Life Assurance and it’s U.S. life insurance subsidiaries.

     Michigan insurance law and the laws of several other states require life insurance companies to analyze the adequacy of their reserves annually. Sun Life Assurance’s appointed actuary for the U.S. branch of Sun Life Assurance must submit an opinion that such reserves, when considered in light of the assets held with respect to those reserves, make adequate provision for Sun Life Assurance’s contractual obligations and related expenses. Similarly, the appointed actuary for each of the U.S. life insurance subsidiaries submits an annual opinion.

     The NAIC has adopted a model regulation called “Valuation of Life Insurance Policies Model Regulation” that establishes new minimum statutory reserve requirements for individual life insurance policies written in the future. These reserve standards have been enacted by most of the states, generally with a January 1, 2000 effective date. As a result, insurers selling some individual life insurance products such as term life insurance with guaranteed premium periods may need to adjust reserves and/or shorten guarantee periods. While the model regulation has been enacted by certain states in which Sun Life Financial has domestic companies, the enactment of the regulation has not had a material impact on Sun Life Financial. The NAIC is currently considering revisions to this regulation; however, the revisions are not expected to have a material impact on Sun Life Financial.

Risk-Based Capital Requirements

     In order to enhance the regulation of insurers’ solvency, the NAIC adopted a model law to implement risk-based capital requirements for life, health and property and casualty insurance companies. All states have adopted the NAIC’s model law or a substantially similar law. The risk-based capital (RBC) calculation, which regulators use to assess the sufficiency of an insurer’s capital, measures the risk characteristics of a company’s assets, liabilities and certain off-balance sheet items. RBC is calculated by applying factors to various asset, premium and liability items. Within a given risk category, these factors are higher for those items with greater underlying risk and lower for items with lower underlying risk. Insurers that have less statutory capital than the RBC calculation requires are considered to have inadequate capital and are subject to varying degrees of regulatory action depending upon the level of capital inadequacy. The RBC ratios for each of the U.S. branch of Sun Life Assurance and its U.S. insurance subsidiaries as of December 31, 2002 exceeded the levels that would require any regulatory or corrective action.

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Minimum Statutory Surplus and Capital

Sun Life Assurance’s U.S. branch is required to maintain a certain amount of assets in trust with a financial institution acceptable to the Michigan Insurance Commissioner in an amount at all times at least equal to the sum of the U.S. branch’s reserves and other liabilities, the minimum required capital and surplus and any additional amounts considered necessary by the Michigan Insurance Commissioner to cover Sun Life Assurance’s liabilities plus a portion of its surplus in the United States. These assets are generally only available to meet the policyholder obligations of Sun Life Assurance to its U.S. policyholders, claimants and other U.S. branch creditors. Any amendment to the trust agreement must be approved by the Michigan Insurance Commissioner. As at December 31, 2002, Sun Life Assurance had assets in trust in excess of Michigan’s requirements for branches of alien insurers including the RBC requirements referred to above.

The U.S. branch of Sun Life Assurance and it’s U.S. life insurance subsidiaries are required to have minimum statutory surplus and capital of various amounts, depending on the state in which they are licensed and the types of business they transact.

Regulation of Investments

The U.S. branch of Sun Life Assurance and it’s U.S. insurance subsidiaries are subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain investment categories such as below investment grade fixed income securities, equity real estate and equity investments. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring surplus, and, in some instances, would require divestiture of such non-qualifying investments.

Assessments Against Insurers

Insurance guaranty association laws exist in all states, the District of Columbia and Puerto Rico. Insurers doing business in any of these jurisdictions can be assessed for policyholder losses incurred by impaired or insolvent insurance companies. Assessments are generally based upon the proportionate share of premiums written by member insurers in the lines of business in which the impaired or insolvent insurer is engaged. A large part of the assessments paid by Sun Life Financial pursuant to these laws may be used as credits for a portion of Sun Life Financial’s U.S. premium taxes. Based on the best information currently available, Sun Life Financial believes the total assessments are adequately accrued.

General Regulation of Insurance at Federal Level

Although the U.S. federal government does not directly regulate the insurance business, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, investment company regulation, financial services regulation and federal taxation, do affect the insurance business. For example, the U.S. Congress has from time to time considered legislation related to the deferral of taxation on the accretion of value within certain annuities and life insurance products, limitations on antitrust immunity, the alteration of the federal income tax structure and the availability of 401(k) or individual retirement accounts. In addition, legislation has been introduced from time to time in recent years which, if ever enacted, could result in the U.S. federal government assuming a more direct role in the regulation of the insurance industry.

In June 2001, the Economic Growth and Tax Relief Reconciliation Act of 2001 (the 2001 Act) was enacted. The 2001 Act contains provisions that will, over time, significantly lower individual tax rates. This will have the effect of reducing the benefits of tax deferral on the build-up of value of annuities and life insurance products. The 2001 Act also includes provisions that will eliminate, over time, the estate, gift and generation-skipping taxes and partially eliminates the step-up in basis rule applicable to property held in a decedent’s estate. Some of these changes might hinder sales and result in the increased surrender of insurance and annuity products.

In May 2003, the Jobs and Growth Tax Relief Reconciliation Act of 2003 (the 2003 Act) was enacted. The 2003 Act included a provision which reduces the tax rate on capital gains and qualifying dividends to a maximum rate of 15 per cent. The reduced rate is, however, only available (either directly or through an investment in a mutual fund or other pass through entity) to individuals. Corporate taxation of dividends and capital gains, including those derived from corporate shares held through insurance, annuity and tax-qualified

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retirement plans, remains unchanged. It is not clear at this time what impact this provision has had or might have on the sale and surrender of certain products. On February 2, 2004, President Bush introduced his budget for fiscal year 2005. Included in the budget are provisions creating new tax-favoured savings initiatives — Lifetime Savings Accounts (LSA), Retirement Savings Accounts (RSA) ,and Employer Retirement Savings Accounts (ERSA) — which, if passed as proposed, could adversely affect the sale of annuity and other tax-favoured products currently offered by the Company.

In 2003, the Senate Finance Committee passed a bill entitled “National Employee Savings and Trust Equity Guarantee Act,” (NESTEG) leaving open for further discussion a provision changing the current tax treatment of employers who buy Corporate Owned Life Insurance (COLI). On February 2, 2004, Senate Finance agreed upon amendments to the COLI provision. As amended, payments made to an employer under a COLI policy would be taxable unless certain qualifications, such as employment or level of compensation, are met. The provision also requires that employees covered under COLI policies be informed and give consent to the coverage before the employer purchases the COLI policy. NESTEG goes next to the Senate floor and if passed, must be reconciled with the House version of the bill. It is possible Congress may pass a more restrictive law than the Senate Finance Committee’s COLI provision.

Title III of the USA PATRIOT Act of 2001 (the PATRIOT Act) amends the Money Laundering Control Act of 1986 and the Bank Secrecy Act of 1970 to expand anti-money laundering (AML) and financial transparency laws to apply to financial services companies, including some categories of insurance companies. The PATRIOT Act, among other things, seeks to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism, money laundering or other illegal activities. To the extent required by applicable laws and regulations, the subsidiaries of SLF Inc. that are deemed “financial institutions” under the PATRIOT Act have adopted AML programs that include policies, procedures and controls to detect and prevent money laundering, designating a compliance officer to oversee the program, providing for on-going employee training, and ensuring periodic independent testing of the program. These AML programs, to the extent required, also establish and enforce customer identification programs and provide for the monitoring and the reporting to the Department of the Treasury of certain suspicious transactions.

Privacy of Customer Information

U.S. federal and state laws require financial institutions to protect the security and confidentiality of customer information and to notify customers about their policies and practices relating to their collection, use and disclosure and protection of customer information and their policies relating to protecting the security and confidentiality of that information. U.S. federal and state laws also regulate disclosure of customer information. The U.S. Congress and state legislatures are expected to consider additional laws and regulations to further protect customer information.

Securities Laws

Certain subsidiaries of SLF Inc. and certain policies and contracts offered by these subsidiaries, are subject to various levels of regulation under U.S. federal securities laws administered by the Securities and Exchange Commission (the SEC) and under certain state securities laws.

All aspects of SLF Inc.’s subsidiaries investment advisory activities are subject to various federal and state laws and regulations in jurisdictions in which they conduct business. These laws and regulations are primarily intended to benefit investment advisory clients and investment company shareholders. MFS and certain of SLF Inc.’s other U.S. subsidiaries are investment advisors registered under the Investment Advisers Act of 1940, as amended (the Investment Advisers Act) and, as such, are regulated by and subject to examination by the SEC. The Investment Advisers Act imposes numerous obligations on registered investment advisors, including fiduciary duties, record keeping and reporting requirements, operational requirements, and disclosure obligations. The SEC is authorized to institute proceedings and impose sanctions for violations of the Investment Advisers Act, ranging from censure to limitations on the investment advisor’s activities to termination of an investment advisor’s registration. Certain investment companies managed by such subsidiaries, including the MFS mutual funds, are registered with the SEC under, and subject to, the Investment Company Act of 1940, as amended, and the shares of certain of these entities are qualified for sale in certain states in the United States and the District of Columbia.

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     Certain annuity contracts and insurance policies issued by SLF Inc.’s U.S. subsidiaries are registered under the Securities Act of 1933, as amended. Sun Life Assurance Company of Canada (U.S.) and Sun Life Insurance and Annuity Company of New York file periodic reports with the SEC under the Securities Exchange Act of 1934, as amended (the Exchange Act). Certain other U.S. subsidiaries of Sun Life Financial. are registered as broker-dealers under the Exchange Act, are subject to the SEC’s net capital rules, and are members of, and subject to regulation by, the National Association of Securities Dealers, Inc.

United Kingdom

Insurance Regulation

     SLF Inc.’s U.K. life insurance subsidiary, Sun Life Assurance Company of Canada (U.K.) Limited (Sun Life (UK)) carries on certain regulated activities as principal and by way of business in the United Kingdom in relation to long-term contracts of insurance and, therefore, is required to be authorized under the Financial Services and Markets Act 2000 (the FSM Act) by the Financial Services Authority (the FSA). All insurance companies authorized under the FSM Act are required to conduct their business in accordance with the prudential and conduct of business rules and guidance set out in the FSA Handbook of Rules and Guidance (the FSA Handbook), including the Principles for Businesses contained in the High Level Standards of the FSA Handbook. These include a requirement for firms including insurance companies, authorized under the FSM Act, to conduct their business with due regard to the interests of their customers and to treat them fairly. Insurance companies that are authorized under the FSM Act are also required under the Interim Prudential Sourcebook for Insurers (IPRU(INS)) (which is part of the FSA Handbook) to file their accounts and balance sheets and other information in prescribed form with the FSA on an annual basis.

Long-Term Assets and Liabilities

     In accordance with the FSA rules set out in IPRU(INS), Sun Life (UK) is required to maintain a separate account and records in respect of its long-term insurance business and to apply the assets and liabilities attributable to its long-term insurance business to a long-term insurance fund, separate from the assets and liabilities attributable to its non-life insurance business, if any, or to shareholders. Within its long-term insurance fund, Sun Life (UK) maintains separate sub-funds in respect of assets and liabilities attributable to its participating insurance business and to its non-participating insurance business, respectively. The FSA rules set out in IPRU(INS) impose restrictions on Sun Life (UK) from applying assets attributable to its long-term insurance business for purposes other than its long-term business.

Margin of Solvency

     The FSA requires that insurance companies authorized under the FSM Act maintain a required margin of solvency, the calculation of which for any particular insurance company depends upon the type and amount of insurance business a company writes. Failure to maintain the margin required is one of the grounds on which the FSA may exercise its wide powers of intervention provided for in the FSM Act. In addition, the IPRU(INS) also sets out requirements which implement the European directive on the supplementary supervision of insurance undertakings in insurance groups (98/78/EC) (the Insurance Groups Directive). These include the following: (i) a group-wide solvency calculation which is designed to eliminate “double-gearing”, or the use of the same capital to cover different risks within an insurance group; (ii) a solvency margin calculation at the level of a parent company of a regulated insurer which is itself either an insurance holding company, a reinsurer or a non-European Economic Area direct insurer and which has a subsidiary direct insurer whose head office is in a member state of the European Economic Area (which is intended to allow supervisory authorities to assess the potential effect of the parent company’s capital structure on the solvency of the insurance company); and (iii) the monitoring of intra-group transactions. Currently, Sun Life (UK) meets its solvency margin requirements in the United Kingdom.

Restrictions on the Distribution of Dividends

     Insurance companies in the United Kingdom are subject to the provisions of the Companies Act 1985 governing the payment of dividends, which prevents any distribution by a company except out of profits available for this purpose. In addition, under the FSA Handbook, a life insurance company cannot declare a dividend at any

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time when the assets of the long-term insurance business fund do not exceed the liabilities of the long-term business. The FSA also requires that once a previously established surplus in respect of which long-term policyholders were eligible to participate has been allocated to such policyholders, an authorized insurance company may not transfer assets representing a current established surplus unless the “relevant minimum” of such surplus (calculated by reference to the percentage of the previously established surplus which was allocated to such policyholders) has been allocated to those policyholders or certain regulatory notification requirements have been satisfied. On this basis, Sun Life (UK) is currently prohibited from transferring any assets maintained in the account for participating policies to its shareholders and can only pay dividends out of non-participating surplus once this has been transferred from the long-term fund to the shareholders’ fund after the annual valuation.

Financial Services Compensation Scheme

     The Financial Services Compensation Scheme (administered by the Financial Services Compensation Scheme Limited) established under the FSM Act, provides for the protection of certain individual policyholders in the United Kingdom who may be affected by the inability of insurance companies who carry on insurance business in the United Kingdom to meet their liabilities.

     The Financial Services Compensation Scheme is funded by statutory levies on authorized insurance companies. Separate levies are imposed on long-term and general insurance business.

Intervention

     The FSA has extensive powers to intervene in the affairs of an authorized insurance company. These include the power to fine the insurance company and to vary or cancel its permission to carry on regulated activities in the United Kingdom, to require information or documents and to investigate the business of the insurance company and to require the company to take appropriate actions in order to satisfy required threshold conditions for authorization.

Reform Proposals

     The regulation of the insurance industry in the United Kingdom is in the process of undergoing significant changes. In particular, the FSA is currently engaged in a number of regulatory work streams to achieve a new risk based cross sectoral prudential regulatory framework which includes enhanced individual capital adequacy standards for long-term insurance companies, and, in particular, a realistic approach to assessing the capital adequacy of an insurance company’s participating business. In addition to these reforms, the FSA is in the process of reviewing the governance of participating business, and is concerned with promoting the sound management of authorized firms. In line with these reforms, Sun Life (U.K.) will publish a “Principles and Practices of Financial Management” for both of its participating funds from April 1, 2004. Consideration is also being given to the appropriate ongoing governance model.

Other Jurisdictions

     In each of the countries in which subsidiaries or joint ventures of Sun Life Financial operate, local regulatory authorities supervise and monitor their business and financial condition. In a number of countries, certain insurance subsidiaries or joint ventures are required to meet specific minimum working and regulatory capital requirements.

RISK FACTORS

     The following risk factors should be considered in conjunction with the other information included in this AIF and in the documents incorporated by reference in and forming part of this AIF. In particular, please see the discussion of Sun Life Financial’s risk management framework described on pages 36 to 39 of SLF Inc.’s 2003 Management’s Discussion and Analysis.

     The following risks affect one or more of Sun Life Financial’s reportable business segments.

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Investigations into U.S. Investment Industry

     Sun Life Financial’s and, in particular, MFS’ reputation could suffer materially as a result of the issues related to the investigations into the U.S. investment industry’s practices. Sun Life Financial’s and MFS’ business is based on public trust and confidence and any damage to that trust and confidence could cause customers not to buy, or to redeem, Sun Life Financial’s or MFS’ products.

     As part of the terms of settlement with the NYAG, MFS has agreed to reduce fees on the funds it advises by approximately US$25 million annually over the next five years. This fee reduction will reduce the fee income generated by MFS from its current assets under management and thereby have an adverse effect on Sun Life Financial’s results of operations. In addition, the elimination of directed brokerage and soft dollar arrangements may have an adverse effect Sun Life Financial’s ability to attract and retain assets from investors which may in turn reduce Sun Life Financial’s earnings.

     MFS and other subsidiaries of Sun Life Financial continue to be under regulatory investigation in connection with market timing related issues and directed brokerage and revenue-sharing arrangements with distributors, and Sun Life Financial is also cooperating with the SEC in its requests for information related to variable annuity practices. The outcome of these investigations is not yet determinable and may result in sanctions, compensation payments or other financial penalties.

     Investors in MFS funds, including those invested through one of Sun Life Financial’s insurance products, may chose to redeem their investments from funds or products managed by MFS.

     Since December 2003, Sun Life Financial and MFS, along with certain MFS funds and trustees who serve on the Board of Trustees of these MFS funds, have been named as defendants in purported class action lawsuits filed in the United States seeking damages of unspecified amounts. The lawsuits were purportedly filed on behalf of people who purchased, owned and/or redeemed shares of MFS funds during specified periods. The suits allege that certain defendants permitted market timing and late trading in the MFS funds which allegedly caused financial injury to the funds’ shareholders. All of these lawsuits seek an unspecified amount of damages. The defendants are reviewing the allegations and will respond appropriately. Additional lawsuits based upon similar allegations may be filed in the future. Although it is expected that the payments required under the terms of the settlement with the Regulators will largely mitigate any damages payable under the class action lawsuits initiated in respect of these matters, Sun Life Financial cannot predict the outcome of these actions with certainty and is accordingly unable to determine the total potential impact that they may have on Sun Life Financial’s results of operations, financial position and cash flows.

Product Guarantees

     Certain of Sun Life Financial’s variable annuity products sold in the United States and Canada contain guarantees upon death, maturity or annuitization, where the guarantee may vary with, or may be triggered by, the market performance of the underlying funds Although Sun Life Financial has entered into various reinsurance arrangements with respect to these products (whereby Sun Life Financial has ceded certain risk to other insurance companies), has economic hedging programs in place, and has diversified its exposure to market changes in either direction, if a significant market shift is experienced within Sun Life Financial’s book of business, these guarantees could have an adverse effect on Sun Life Financial’s financial position and results of operations.

     Sun Life Financial has also assumed some risk, through reinsurance transactions, with respect to certain variable annuity policies issued in the United States by other insurance companies that contain guarantees upon death or annuitization, where the guarantee may vary with, or be triggered by, the market performance of the underlying funds. While Sun Life Financial has established a hedging program for these reinsured policies and during 2003 strengthened reserves related to these guarantees to the maximum level permitted by actuarial standards and practices in Canada, these guarantees could have an adverse effect on Sun Life Financial, if a significant market shift is experienced in these reinsurance policies.

Interest Rate Risk

     Movements in interest rates create several interest rate risks for Sun Life Financial’s protection business and the fixed annuity portion of the wealth management business.

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     Many of Sun Life Financial’s annuity products contain explicit or implicit guarantees and, if long-term interest rates fall below these guaranteed rates, Sun Life Financial may be required to increase reserves against losses, thereby adversely affecting its results of operations. Interest rate changes can also cause compression of net spread between interest earned on investments and interest credited, thereby adversely affecting Sun Life Financial’s results of operations. Rapid declines in interest rates may result in, among other things, increased asset calls, mortgage prepayments or policy withdrawals and reinvestment at significantly lower yields, which could adversely affect earnings. Interest rate changes can also produce an unanticipated increase in transfers to separate account (variable) options or surrenders, which may force Sun Life Financial to sell investment assets at a loss in order to fund such transfers or surrenders and accelerate recognition of expenses related to the acquisition of fixed annuity products.

     Similar risks exist in certain protection products. Interest-sensitive universal life products typically contain an explicit interest rate guarantee. In addition, some universal life products contain secondary guarantees under which cost of insurance charges are guaranteed at certain levels, or coverage is maintained in force so long as a specified minimum premium is paid, even if the account value is depleted. The value of such guarantees increases as interest rates decline.

Credit Risk

     The capital and earnings of Sun Life Financial are affected by, among other things, the investment results, carrying value and levels of allowances for losses on, and write-downs of, Sun Life Financial’s investment portfolio. The market value of Sun Life Financial’s investments varies depending upon prevailing economic and market conditions, including interest rates and the strength of the stock markets. A pronounced and sustained decline in the Canadian or United States stock markets would reduce the market value of Sun Life Financial’s general fund equity portfolio.

     Sun Life Financial is also subject to credit risk relating to the uncertainty associated with the continued ability of debtors to make timely payments pursuant to the contractual terms underlying such loans. Although Sun Life Financial’s bonds are mostly investment-grade and Sun Life Financial believes that it maintains prudent issuer diversification, a major economic downturn could result in issuer defaults.

Asia

     The future success of Sun Life Financial’s businesses in Asia depend in large part on Sun Life’s ability to compete in the disparate markets of Asia which requires appropriate resources, skills, incentives and organization to execute the business strategy. The risk includes resource availability, depth, and retention, key person concentration, project implementation and succession planning. In addition, the joint venture operations in India and China have the risks inherent in joint venture relationships.

Regulatory and Related Matters

     Both the wealth management business and the protection business are subject to extensive levels of regulation. Changes in laws or regulations, or in government policies, could materially and adversely affect the business and operations of Sun Life Financial.

     In particular, insurance regulators in Canada and the United States have given greater emphasis in recent years to the investigation of allegations of improper life insurance pricing and sales practices by life and annuity insurers, including “churning”, inappropriate sales and other misleading practices by insurance agents. In the United States, state insurance regulatory authorities regularly make inquiries, hold investigations and administer market conduct examinations with respect to insurers’ compliance with applicable insurance laws and regulations.

     Sun Life Financial is required to maintain adequate regulatory capital in relation to its operations. Currently, Sun Life Financial’s capital ratios are in excess of those required by OSFI. These ratios can be adversely affected by changes in business conditions, such as declines in the stock market or interest rate spreads.

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Effect of Changes in Market Conditions

     Sun Life Financial derives a substantial portion of its revenue from fees generated by its wealth management business including, in particular, MFS. Sun Life Financial intends to continue expanding its wealth management business in the future. The fees earned from the wealth management business are generally assessed as a percentage of assets under management and therefore vary directly with the value of such assets. Accordingly, fluctuations in the market value of such assets may result in fluctuations in Sun Life Financial’s wealth management revenue.

     Sun Life Financial is exposed to certain equity-market related risks associated with its equity-indexed annuity products. These annuities typically provide for the crediting of interest at rates related to the performance of various equity indices. If there is a substantial decline in the applicable index, the attractiveness of equity-indexed annuity and variable annuity products to customers will be diminished, and holders of equity-indexed annuities may seek to surrender their policies prior to the end of the product term. Equity-indexed annuity policies typically provide for early surrender charges and restrictions. An increase in surrenders in such annuities, however, could have an adverse effect on Sun Life Financial. In addition to the risk of surrenders, Sun Life Financial bears the risk that the spread between the investment income earned on its investments and the interest credited declines below profitable levels.

Dependence on Third Party Relationships

     Sun Life Financial distributes its wealth management and protection products through a variety of distribution channels, including broker-dealers, banks, wholesalers, its own internal sales force and other third party marketing organizations. An interruption in Sun Life Financial’s continuing relationship with certain of these third parties or the impairment of their reputation or creditworthiness could materially and adversely affect Sun Life Financial’s ability to market its products. There can be no assurance that Sun Life Financial would be able to find alternate sources of distribution in a timely manner. The financial strength ratings of Sun Life Financial’s insurance company subsidiaries are a key competitive factor in marketing products and in attracting and retaining agents. Should the financial strength rating of one or more of those insurance subsidiaries decline, Sun Life Financial’s competitive position would be negatively impacted.

Reinsurance Operations

     Certain of the arrangements in Sun Life Financial’s run-off reinsurance operations, including the Unicover-related treaties, are subject to litigation or arbitration. In particular, Sun Life Financial has been engaged in arbitration proceedings in the United States and in England with certain of the companies that have contracts to provide reinsurance to Sun Life Financial. In late 2003, Sun Life Financial initiated arbitration proceedings against its largest retrocessionaire. Those companies are disputing their obligation to provide retrocession cover to Sun Life Financial under their respective contracts of reinsurance. Other reinsurers of Sun Life Financial may institute similar proceedings. The liabilities of Sun Life Financial under these arrangements are subject to measurement uncertainty, and therefore uncertainty about the ultimate level of liability, but they are not expected to have a material adverse effect on Sun Life Financial’s consolidated financial position. The matters related to these reinsurance arrangements are also discussed in Note 21 of SLF Inc.’s 2003 Consolidated Financial Statements.

Currency Exchange Rate Fluctuations

     As an international provider of financial services, Sun Life Financial operates in a number of countries, with revenues and expenses denominated in several local currencies. In each territory in which it operates, it is Sun Life Financial’s policy to invest in sufficient assets to match its aggregate liabilities and minimum surplus requirements in that territory. This approach provides an operational hedge against disruptions in local operations caused by currency fluctuations. However, changes in exchange rates can affect Sun Life Financial’s net income and surplus when results in local currency are translated into Canadian dollars. Strengthening of the Canadian dollar against the U.S. dollar and the pound sterling could adversely affect Sun Life Financial’s reported net income.

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Competition

     The wealth management and protection businesses in which Sun Life Financial engages are highly competitive. Sun Life Financial’s products compete not only with those offered by other insurance companies, but with those offered by mutual fund companies, banks, financial planners and other providers. Frequently, competition is on the basis of pricing and service provided to distribution channels. Sun Life Financial has many large and well-capitalized competitors with access to significant resources. Among other things, the competition in these industries throughout the world has resulted in a trend towards the global consolidation of the financial services industry including, in particular, the insurance, banking and investment management sectors. To the extent that consolidation continues, Sun Life Financial will increasingly face more competition from large, well capitalized financial services companies in each jurisdiction in which it operates. There can be no assurance that this increasing level of competition will not adversely affect Sun Life Financial’s businesses in certain countries. Sun Life Financial reports its results based on Canadian generally accepted accounting principles (Canadian GAAP). Some of the Company’s competitors report on different accounting bases, such as U.S. GAAP. Because of differences in the incidence of earnings between different accounting bases, the Company may be at a disadvantage compared to some of its competitors in certain of its businesses

     In the United States, national banks, with their pre-existing customer bases for financial services products, may, in the future, provide increased competition to insurers, including Sun Life Financial, as a result of, among other things, the Gramm-Leach-Bliley Act of 1999, which removed restrictions on bank affiliations with insurers. With the passage of this legislation, among other things, bank holding companies may acquire insurers, and insurance holding companies may acquire banks. In Canada, the federal government is currently reviewing its policies concerning bank and insurance affiliations and the distribution of insurance products through bank branches and may elect to remove the current restrictions on such affiliations or distribution. The ability of banks to affiliate with insurance companies or, in Canada, to distribute insurance products through their branches, may materially adversely affect all of Sun Life Financial’s products by substantially increasing the number and financial strength of potential competitors.

Risks Relating to Canadian Operations

     The following risk relates to and may only impact the earnings produced by Sun Life Financial’s Canadian operations. Sun Life Financial has substantially completed the integration of Clarica with its existing Canadian operations. While management attention has been diverted to integration, product development has lagged and, in some instances, service levels have been impacted. To maintain and grow its position in the market, Sun Life Financial’s Canadian operations will refocus their attention on operational, business growth and strategic issues. There is a risk that these efforts may not be successful which could adversely impact the Company’s existing business and competitive position in the market place.

Risks Relating to U.S. Operations

     The following risks relate to and may impact the earnings produced by Sun Life Financial’s U.S. operations. Sun Life Financial’s U.S. annuities business has been undergoing a number of challenges related to the current low interest environment. In particular, the U.S. annuities business was adversely affected as the net spread between the interest earned on investments and interest credited on fixed annuities contracts was reduced. Sun Life Financial’s U.S. annuities business is subject to OSFI’s requirements related to capital. Since many of Sun Life Financial’s U.S. competitors operate under different regulatory regimes and are subject to lower capital requirements, Sun Life Financial’s U.S. operations are at a competitive disadvantage. Sun Life Financial reports its results based on Canadian generally accepted accounting principles (Canadian GAAP). The Company’s primary competitors report on a U.S. GAAP basis. Because of differences in the incidence of earnings between Canadian GAAP and U.S. GAAP, the Company may be at a disadvantage compared to its primary competitors in certain of its businesses.

     Risks Relating to U.K. Operations

     The following risks relate to and may only impact the earnings produced by Sun Life Financial’s United Kingdom operations. In recent years, Sun Life Financial’s United Kingdom wealth management business has experienced significant losses arising out of certain sales practices and guaranteed annuity products. In 2001, Sun Life Financial stopped selling new individual insurance in the United Kingdom, but it continues to manage its

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existing block of business. Sun Life Financial’s United Kingdom operations continue to be subject to regulatory overview in the United Kingdom, including reviews of past business sold, and the Company has regularly engaged in discussions with United Kingdom regulators with respect to these and other matters. Sun Life Financial’s United Kingdom operations may be subject to censure if it fails to satisfy the FSA as to the scope and conduct of these reviews.

     Sun Life Financial’s past business sold includes a variety of endowment products in the United Kingdom. Endowment policies are sometimes sold to provide customers with a method of repaying mortgage debt at the end of a mortgage term. There can be no assurance that United Kingdom regulators will not, in the future, require providers of endowment products to bear some or all of the additional costs required to ensure that such policies meet their target mortgage debts.

Sun Life Financial in the United Kingdom has outsourced the administration of both its individual business and its group business as part of the repositioning of the business as a run-off business. There are risks inherent in outsourcing arrangements. The outsourcing contracts are monitored and controlled by a dedicated team in the United Kingdom operation, whose role includes the application of appropriate mitigation actions for these risks.

ADDITIONAL INFORMATION

     Additional information including directors and officers remuneration and indebtedness, principal holders of SLF Inc.’s securities, securities authorized for issuance under equity compensation plans and interests of informed persons in material transactions, if applicable, is contained in SLF Inc.’s information circular for its most recent annual meeting of security holders that involved the election of directors.

     Additional financial information is provided in SLF Inc.’s Management’s Discussion and Analysis and Consolidated Financial Statements for its most recently completed financial year.

     When SLF Inc. is in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus has been filed in respect of a distribution of its securities, SLF Inc. will provide to any person one copy of each of the following documents (the “Disclosure Documents”) upon request: (i) this AIF and any document or the pertinent pages of any document incorporated by reference herein, (ii) the comparative consolidated financial statements of SLF Inc. for the most recently completed financial year with the accompanying auditor’s report, (iii) any interim consolidated financial statements of SLF Inc. subsequent to the financial statements for its most recently completed financial year, (iv) SLF Inc.’s most recent proxy circular and (v) any other documents incorporated by reference into a preliminary short form prospectus or a short form prospectus. When SLF Inc. has not filed a preliminary short form prospectus or is not in the course of a distribution, it shall provide copies of any of the foregoing Disclosure Documents subject to its right to require persons who are not security holders to pay a reasonable charge. Requests for such copies may be sent to the Corporate Secretary of SLF Inc. at 150 King Street West, 6th Floor, Toronto, Ontario, Canada M5H 1J9. The foregoing Disclosure Documents and other additional information related to Sun Life Financial is accessible at SLF Inc.’s Web site, www.sunlife.com.

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